EXHIBIT 99.1

99 Wood Avenue South, Suite 311	FOR IMMEDIATE RELEASE
Iselin, NJ 08830
www.pharmoscorp.com

Pharmos Announces Clinical Results from Phase 2a Trial of Topical Diclofenac NanoEmulsion Cream

Study did not achieve statistical significance.

Iselin NJ, November 19, 2008 - Pharmos Corporation (Nasdaq: PARS) today announced results from its Phase 2a clinical trial of its topical NanoEmulsion (NE) drug delivery technology formulated with 3% Diclofenac Diethanolamine.

The multi-center, randomized, double-blinded, placebo-controlled study evaluated the safety and efficacy of the Company’s 3% Diclofenac Diethanolamine NanoEmulsion cream in 104 patients with chronic pain due to osteoarthritis of the knee. Patients applied the topical cream three times daily for 28 days.

The study did not achieve statistical significance in its primary efficacy endpoint, nor in several secondary endpoints. The effect witnessed did not measure up to other topical NSAID (non-steroidal anti-inflammatory drug) products already approved or currently in development in the US.

This study confirmed the safety of the 3% NanoEmulsion Diclofenac Diethanolamine cream previously demonstrated in the Phase I study. The majority of the reported adverse events (AE’s) were defined as mild in severity and most of them were regarded by the investigators as not drug related. No Serious AE’s were reported and the effect of the NanoEmulsion cream on the skin was minimal.

Pharmos has decided to discontinue its topical NanoEmulsion drug delivery program. The Company’s operations in Israel were closed effective October 31, 2008, and the Company is seeking to license / partner its only remaining program – the CB2 Selective Agonist program targeting pain and inflammation. No further development work is being conducted on that program.

The Company is focusing all its resources on its Dextofisopam clinical trial for Irritable Bowel Syndrome (IBS) currently enrolling in a 480 patient Phase 2b trial.

About Pharmos Corporation

Pharmos discovers and develops novel therapeutics to treat a range of indications including specific diseases of the nervous system such as disorders of the brain-gut axis (IBS), pain/inflammation, and autoimmune disorders. The Company’s lead product in development, dextofisopam, is undergoing Phase 2b testing in IBS patients. Dextofisopam has completed a Phase 2a IBS study in which it demonstrated a statistically significant effect compared to placebo on the primary efficacy endpoint of adequate relief (n=141, p=0.033). The Company also has a proprietary technology platform focusing on discovery and development of synthetic cannabinoid compounds with a focus on CB2 receptor selective agonists. Various CB2-selective compounds from Pharmos’ pipeline have completed preclinical studies targeting pain, multiple sclerosis, rheumatoid arthritis, inflammatory bowel disease and other disorders. These are available for licensing / partnering.

Safe Harbor Statement

Statements made in this press release related to the business outlook and future financial performance of Pharmos, to the prospective market penetration of its drug products, to the development and commercialization of its pipeline products and to its expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos’ filings with the Securities and Exchange Commission could affect such results.

Contact

S. Colin Neill

President and CFO

(732) 452-9556